SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, DC 20549
    -------------------------------------------------------------
                             FORM 8-K

     CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

                  SECURITIES EXCHANGE ACT OF 1934

          Date of Report (Date of earliest event reported):

                         December 17, 1998

                         -----------------

                      Commission File #1-7090

                         PHARMHOUSE CORP.
-------------------------------------------------------------------

      (Exact name of registrant as specified in its charter)

            New York                         13-2634868
        ------------------                   ----------
(State of other jurisdiction of          (I.R.S. Employer
incorporation or organization)          Identification No.)

860 Broadway, New York, New York               10003

----------------------------------------   --------------

(Address of principal executive offices)      (Zip Code)

        Registrants telephone number, including area code:

                           (212)477-9400

                           -------------

  (Former name of former address, if changed since last report.)



Item 5.  Other Events

   On December 17, 1998, Pharmhouse Corp. (the "Company") announced that Phar-Mor, Inc. ("Phar-Mor") will acquire the Company for $8.45 million in cash plus the assumption of approximately $26 million in debt. Under the terms of the Agreement and Plan of Merger dated as of December 17, 1998 (the "Merger Agreement") among the Company, Phar-Mor and Pharmacy Acquisition Corp. ("Merger Sub"), each outstanding share of common stock of the Company will be converted into the right to receive $3.25 per share in cash, subject to the adjustments described in the Merger Agreement. If the Merger Agreement is approved by the shareholders of the Company and the other conditions contained in the agreement are timely satisfied or waived, the Merger Sub will be merged with and into the Company, with the Company being the surviving corporation. After giving effect to the transactions contemplated by the Merger Agreement, Phar-Mor will be the sole shareholder of the Company.

    Upon consummation of the merger, each outstanding share of common stock of the Company will be converted into and will become automatically the right to receive, in cash, $3.25 subject to certain adjustments described in the Merger Agreement. Holders of options under the Company's option plans will be entitled to receive the difference between the exercise price of each such option and $3.25, subject to the foregoing adjustments, multiplied by the number of shares subject to such options. The cash price per share will be adjusted by reason of certain events relating to the closing of Company stores, the amount of net assets of the Company as of January 30, 1999 and the amount of potential environmental liabilities, all as more fully described in the attached Merger Agreement.

   The transaction is subject to customary closing conditions as well as satisfaction of certain regulatory requirements and approval by the shareholders of the Company. The parties anticipate the transaction to close by early March 1999. Each of the Company and Phar-Mor have the right to terminate the Merger Agreement under certain circumstances, as more fully described in the Merger Agreement.

      Upon execution of the Merger Agreement, Phar-Mor made a $2 million subordinated convertible loan to the Company pursuant to the Subordinated Convertible Note Purchase Agreement (the "Loan Agreement"). The definitive terms of the loan are set forth in the Loan Agreement. The loan is convertible into Pharmhouse common shares under certain circumstances provided in the Loan Agreement at an exercise price of $3.25 per share, subject to customary antidilution provisions.

   As an inducement to Phar-Mor entering into the Merger Agreement, certain shareholders of the Company entered into Voting and Payment Agreements with Phar-Mor, pursuant to which such shareholders agreed, among other matters, to vote their shares in accordance with the recommendation of the Board of Directors of the Company.

   For the terms and conditions of the Merger Agreement, Loan Agreement, Subordinated Convertible Note Purchase Agreement, and each of the Voting and Payment Agreements, reference is made to such documents attached hereto as an Exhibits 1-7. All statements made herein concerning the foregoing agreements are qualified by reference to such Exhibits.



Item 7.  Financial Statements and Exhibits

 (a)  Not applicable.

(b)  Not applicable.
 (c) 1. Agreement and Plan of Merger dated December 17, 1998 among Pharmhouse Corp., Phar-Mor, Inc. and Pharmacy Acquisition Corp.
      2. Subordinated Convertible Note Purchase Agreement, dated as of December 17, 1998, between Pharmhouse Corp. and Phar-Mor, Inc.
      3. Subordinated Convertible Promissory Note dated December 17, 1998 in the principal amount of $2,000,000.
      4. Voting and Payment Agreement dated as of December 17, 1998 between Phar-Mor, Inc. and Kenneth Davis.
      5. Voting and Payment Agreement dated as of December 17, 1998 between Phar-Mor, Inc. and Marcie Davis.
      6. Voting and Payment Agreement dated as of December 17, 1998 between Phar-Mor, Inc. and Anne Brecker.
      7. Voting and Payment Agreement dated as of December 17, 1998 between Phar-Mor, Inc. and Manfred Brecker.


    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: December 21, 1998               PHARMHOUSE CORP.


                                     /s/ Marcie B. Davis
                                     -------------------
                                     Marcie B. Davis
                                     Executive Vice President
                                     Secretary